As filed with the Securities and Exchange Commission on November 9, 2017
Registration No. 333-192359

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The J.G. Wentworth Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	46-3037859 (I.R.S. Employer Identification Number)

JGWPT HOLDINGS INC. 2013 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

1200 Morris Drive, Suite 300
Chesterbrook, Pennsylvania 19087-5148
(Address of Principal Executive Offices)

Stephen Kirkwood, Esq.
Executive Vice President, General Counsel and Corporate Secretary
1200 Morris Drive, Suite 300
Chesterbrook, Pennsylvania 19087-5148
(484) 434-2300
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Copies to:
Elisha D. Graff, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-192359) (the “Registration Statement”), which registered 2,907,862 shares of Class A common stock, par value $0.00001 per share (the “Shares”), of The J.G. Wentworth Company (the “Company”). The Company is filing this Post-Effective Amendment No. 1 in accordance with the undertaking in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration any Shares that remain unsold at the termination of the offering covered by the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, State of Pennsylvania, on the 9th day of November, 2017.

The J.G. Wentworth Company

By:	/s/ Stewart A. Stockdale
	Name:	Stewart A. Stockdale
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.